Shareholder Letter First Quarter 2023 May 4, 2023 Exhibit 99.1

First Quarter 2023 1 Fellow   Shareholders, It’s time to update the system. The majority of financial systems were built over 100 years ago. The rules are outdated, the technology has been slow to catch up, and all over the world people are paying the price with their time, money, and opportunities. Our goal is to build infrastructure and products that bring over 1 billion people into crypto. As we’ve long said, this journey will take time and our quarterly results may be volatile,  given this industry is still in its early days, however we find these conditions motivating. This quarter represented a turning point in our drive towards building a company that is more efficient and financially disciplined; a company that is able to do more for less. We reduced costs, doubled down on operational excellence and risk management, and continue to drive product innovation and regulatory clarity. Our efforts are showing meaningful progress. In Q1, net revenue grew 22% Q/Q and total operating expenses declined 24% Q/Q, resulting in a net loss of $79 million but a return to positive Adjusted EBITDA of $284 million. Our teams are smaller, but more nimble than ever and we are pleased with the pace of innovation and the results we are seeing. We have continued to build the trusted products and infrastructure that will ultimately help crypto to continue moving forward to realize its potential through new use cases and enhanced technologies.  There is no doubt Coinbase is in a stronger business position as a result of these efforts. We say this irrespective of the Wells Notice we recently received from the SEC. We see this as an opportunity to continue pushing for a clear rule book in the US for crypto regulations. The US can’t afford to fall behind on this important technology that can update the financial system and keep 1 million jobs in America.  We are heartened to see the continuation of broad bi-partisan support for crypto legislation and will continue to advocate for rules for our industry.

Chapter 1

Our efforts to improve financial performance paid off in Q1 as we generated positive Adjusted EBITDA. Q1 Net revenue grew 22% Q/Q to $736 million, recurring operating expenses (technology & development, sales & marketing, and general & administrative) collectively declined 37% Q/Q. Net loss was $79 million, including a $144 million restructuring expense and we generated $284 million in Adjusted EBITDA. Meanwhile, we maintained our longstanding commitment to operational and risk excellence throughout market turbulence in the traditional banking sector in Q1. We experienced no loss of corporate or customer funds and maintained business as usual operations. Despite losing two bank partners in Q1, we have onboarded new partners, rebuilt redundancy layers, and replaced the 24/7 instant settlement capabilities.

Chapter 2

We remain focused on delivering the most trusted crypto products and services to bring crypto to 1 billion people; encouraged by progress in international markets. Recent industry events have validated our long-term commitment to being the most trusted and secure platform. In addition to inflows across retail and elevated institutional onboarding, our quarterly brand survey found that Coinbase brand sentiment reached its highest point ever in 2023. Further, we've made international expansion progress with the initial launch of our international exchange and are making good progress in new markets like Canada, Brazil, and Singapore. In Q1, we launched foundational infrastructure like Base and Wallet as a Service that will enable crypto developers to more efficiently build applications, and created the foundation of our Coinbase Asset Management (CBAM) product offering through the acquisition of One River Digital Asset Management.

Chapter 3

Working to assure America's leadership in the updating of the global financial system. America is in a position to lead in crypto and help update the global financial system. We need crypto specific rules, rather than regulation by enforcement, to help this innovative technology flourish and for America to maintain its leadership position. With an estimated 1 million web3 developer jobs to be created over the next several years, the importance of crypto has never been greater.

Chapter 4

Outlook. We maintain our goal to improve full-year 2023 Adjusted EBITDA in absolute dollar terms versus full-year 2022. In Q2, we expect lower subscription and services revenue Q/Q driven by lower USDC market capitalization. We anticipate expenses to modestly increase driven by higher legal expenses, higher rent expense due to our lease termination, and higher sales and marketing expenses in Q2 due to seasonal spending associated with our NBA partnership.

For a reconciliation of net loss to Adjusted EBITDA used in this shareholder letter, please refer to the reconciliation table in the section titled "Reconciliation of Net Loss to Adjusted EBITDA," following the financial statements included at the end of this shareholder letter.

Select Key Financial Metrics

FINANCIAL METRICS ($M)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Net Revenue	1,165	803	576	605	736
Net Loss	(430)	(1,094)	(545)	(557)	(79)
Adjusted EBITDA	20	(151)	(116)	(124)	284

Q1'23 Coinbase Results vs. Outlook

Q1 Subscription and Services Exceeded Outlook and Expenses Were Below

METRIC	COINBASE Q1 OUTLOOK (FEBRUARY 2023)	Q1 ACTUALS
Subscription and Services Revenue	$300-$325 million	$362 million
Transaction Expenses *as a percentage of net revenue*	Mid teens as a % of net revenue	13%
Technology and Development + General and Administrative Expenses *including stock-based compensation*	$625-$675 million *including ~$200 million in stock-based compensation*	$607 million *including $185 million in stock-based compensation*
Sales and Marketing Expenses *including stock-based compensation*	$60-$70 million *including ~$15 million in stock-based compensation*	$64 million *including $14 million in stock-based compensation*
Restructuring Expenses	Approximately $150 million	$144 million

coinbase
First Quarter 2023
2

Chapter 1
Strong financial performance

Overall, Q1 was a strong quarter for our business. Total revenue grew 23% Q/Q to $773 million and net revenue grew 22% Q/Q to $736 million. Recurring operating expenses (technology & development, sales & marketing, and general & administrative) collectively declined 37% Q/Q to $671 million. Net loss was $79 million and Adjusted EBITDA was $284 million. Our balance sheet remains strong with $5.3 billion in $USD resources.

Net Revenue ($M)

NET REVENUE	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Transaction revenue					
Consumer, net	965.8	616.2	346.1	308.8	352.4
Institutional, net	47.2	39.0	19.8	13.4	22.3
Total transaction revenue	**1,013.0**	**655.2**	**365.9**	**322.1**	**374.7**
Subscription and services revenue					
Blockchain rewards	81.9	68.4	62.8	62.4	73.7
Custodial fee revenue	31.7	22.2	14.5	11.4	17.0
Interest Income	10.5	32.5	101.8	182.2	240.8
Other subscription and services revenue	27.8	24.3	31.4	26.7	30.1
Total subscription and services revenue	**151.9**	**147.4**	**210.5**	**282.8**	**361.7**
Net Revenue	**1,164.9**	**802.6**	**576.4**	**604.9**	**736.4**

Note: Figures presented may not sum precisely due to rounding

Transaction Revenue

Q1 total transaction revenue increased 16% Q/Q to $375 million. Consumer transaction revenue was $352 million in Q1, up 14% Q/Q, and Institutional transaction revenue was $22 million, up 67% Q/Q.

Trading Volume

Q1 total trading volume was $145 billion, flat Q/Q. Note that Q1 had 2 fewer days than Q4, or 2%. In Q1, the average crypto market cap increased 16% and crypto asset volatility, a key driver of our trading volume, increased 8% compared to Q4 but remained below 2020-2022 average levels.

coinbase First Quarter 2023 3

Note: Figures presented may not sum precisely due to rounding

TRADING VOLUME ($B)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Consumer	74	46	26	20	21
Institutional	235	171	133	125	124
Total	**309**	**217**	**159**	**145**	**145**

TRADING VOLUME (% OF TOTAL)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Bitcoin	24%	31%	31%	35%	32%
Ethereum	21%	22%	33%	33%	24%
Other crypto assets	55%	47%	36%	33%	45%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

TRANSACTION REVENUE (% OF TOTAL)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Bitcoin	25%	31%	31%	35%	36%
Ethereum	23%	22%	24%	19%	18%
Other crypto assets	52%	47%	45%	46%	46%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

Crypto spot market trading volume consists of several families of trading pairs, notably fiat-to-crypto, crypto-to-crypto, and stablecoin-to-stablecoin (including fiat-to-stablecoin). We estimate roughly 75% of the US spot market trading volume was in fiat-to-crypto pairs in Q1.

Our Q1 total consumer trading volume grew 5% Q/Q which was largely in-line with total US spot market volume growth. Within that, we grew consumer trading volume in fiat-to-crypto faster than the market; this is where we are strongest and where the majority of revenue is generated in the spot market. Fiat-to-crypto are the trading pairs where we have seen the majority of our customers participate, whereas crypto-to-crypto and stablecoin-stablecoin pairs have tended to be more adopted by advanced traders. We believe our growth in fiat-to-crypto reflects customer trust in Coinbase and the value in our safe, compliant, and easy to use product offering.

Our Q1 total institutional trading volume declined 1% Q/Q. Our institutional volume is largely market maker activity, who pay low fees but trade high volume. In 2022, we began implementing discounted pricing for certain market maker clients through our Liquidity Provider (LP) program in order to more aggressively compete for market share. In Q1, we intentionally elected not to pursue market share and traded off low-revenue volume by removing these discounts given our focus on improving our financial performance. The explicit trade off in removing these discounts was less trading volume which contributed to our Q1 results. We have seen no material impact to liquidity or execution on exchange as a result of this lower volume.

coinbase

First Quarter 2023

4

Notwithstanding the backdrop of turbulent markets, we continued to see institutions engaged with this asset class and pushing forward with their long term plans. The 'flight to quality' theme that began in Q4 continued in Q1, where we saw elevated institutional onboarding and a healthy pipeline of demand. Prime trading volumes grew to their highest level on record and helped offset some of the volume declines driven by the rollback of our LP program discounts. Our commitment to operational and risk excellence seems to be resonating with Institutional clients. Despite the loss of two banking partners in Q1 along with their associated instant settlement capabilities, we saw no material impact to liquidity or execution. That said, banking support and redundancy are vital pillars of our product; we have onboarded new banking partners and replaced all banking redundancy and services including the capability for 24/7 instant settlement.

Pricing

On the consumer side, we saw trading volume mix between advanced versus simple normalize back to levels we saw in mid 2022. The Q/Q increase in transaction revenue was driven by both an increase in volume and by higher realized pricing. We continue to assess and evolve our total pricing structure to meet changing market demands and operational needs, and in Q1 we increased spread for simple transactions. We believe our consumers continue to see value in our brand, product security, trust, and breadth of product offering and remain willing to pay our prices for our differentiated offering.

On the institutional side, our blended average fee rate increased compared to Q4. As outlined above, we made a conscious trade off to focus on generating revenue by removing discounts for certain clients in our Liquidity Provider program. These discounts contributed significantly to the declining blended average fee rate we reported throughout 2022.

Subscription & Services Revenue

In Q1, subscription and services revenue grew 28% Q/Q to $362 million. When applying constant Q1 average crypto prices to prior quarters, subscription and services revenue would have grown approximately 24% in Q1 compared to Q4.

In Q1, the average crypto market cap increased 16% compared to Q4 and the crypto market cap at the end of Q1 was 47% higher than at the end of Q4. The strong increase in market cap in Q1 contributed to our better-than-expected subscription and services revenue, particularly blockchain rewards and custodial fee revenue.



Subscription and Services Revenue ($M)
Revenue as Reported
$400
$300
$200
$100
0
151.9
147.4
210.5
282.8
361.7
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Revenue Adjusted to Avg Q1'23 Price¹
$400
$300
$200
$100
0
82.9
110.5
203.0
291.8
361.7
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23

[1] Graph is illustrative of subscription and services revenues assuming that average crypto asset prices from the first quarter of 2023 were consistent throughout the period shown coinbase First Quarter 2023 5

First Quarter 2023 6 Assets on platform (AOP) increased 62% Q/Q to $130 billion. AOP increased despite the traditional banking crisis in Q1 as our customers were increasingly adding assets onto our platform. While the primary driver was higher crypto asset prices – as crypto market cap increased 47% Q/Q – we also experienced an increase in native units staked on our platform, net inflows into our custody platform, and higher customer fiat balances. Retail customers continued to “hodl” their crypto assets on Coinbase at levels similar to Q4, which we believe indicates that retail customers, on average, maintain long-term conviction in crypto.  Blockchain rewards revenue grew 18% Q/Q to $74 million, or 10% of net revenue. The primary driver of the Q/Q growth was the higher crypto asset prices. Blockchain rewards revenues are recognized on a gross basis. Rewards passed through to customers (less applicable fees) are recognized in transaction expenses. Adjusting for these expenses, blockchain rewards represented approximately 3% of net revenue in Q1. In April, ETH2 staking withdrawals were enabled with the Shanghai/Capella upgrade. To date, we’ve seen limited withdrawals on Coinbase, mostly from early adopters. Lastly, our largest staked balance is ETH2, which was $5.2 billion as of 3/31.  Custodial fee revenue increased 49% Q/Q to $17 million. The increase was driven primarily by higher average crypto prices compared to Q4, as well as net inflows. Average assets under custody increased over 25% Q/Q to $52.3 billion. Interest income grew 32% Q/Q to $241 million in Q1, of which $199 million was from USDC. The primary driver of the increase was higher interest rates which benefited our business in two ways USDC. At the end of Q1, we had approximately $1.2 billion of USDC on platform, consisting of $0.9 billion of customer USDC and $303 million in corporate owned USDC. We continue to make improvements to our USDC offering to expand access and grow the ecosystem. For example, in Q1 we promoted USDC adoption through offering free conversions into USDC. Towards the end of Q1, USDC market cap declined meaningfully related to the banking crisis. To help further grow and expand access, we have made USDC Rewards available to institutional clients and continue to experiment with optimizing Retail Rewards, which has shown signs of driving adoption and greater engagement on Coinbase Customer fiat.  Customer fiat balances increased to $5.4 billion at the end of Q1, up from $5.0 billion at the end of Q4. In addition, average interest rates earned in Q1 were higher than those in Q4. Lastly, other subscription and services revenue grew 13% Q/Q to $30 million. The largest contributor to other subscription and services revenue in Q1 was Coinbase One. In Q1, the number of paid subscribers continued to grow and we made Coinbase One available to users in 34 additional countries, including Germany, the UK, and Ireland. To capitalize on trading volume growth of over 8x and revenue growth of over 6x from 2020 to 2021 (which generally represents the last bull run), we prioritized speed over efficiency. Like   many companies, we were not as cost effective or efficient as we would have liked to have been during that period of rapid scaling. Over the past few quarters, we have shifted our mentality   and are now operating with a heightened focus on cost and efficiency and we started to see the impact in our Q1 results. We have taken a scrappier approach to investments and getting back   to leaner team sizes while maintaining priorities and ambition. We are streamlining and optimizing expenses. Expenses

For example, we have re-tooled key parts of our infrastructure - including data storage and data utilization - to improve efficiency while dramatically reducing expenses and resources. We have migrated our institutional onboarding process from fully manual to automated processes, resulting in a better client experience as we can now handle higher volumes at lower costs. Our remote-first culture has surfaced opportunities to consolidate our real estate footprint and achieve additional savings. The list goes on. We continued to execute against these across-the-board cost management efforts in Q1 which we believe will best position the company to generate Adjusted EBITDA in all market conditions.

Q1 total operating expenses declined 24% Q/Q to $896 million - our lowest level of expenses since Q1'21. This includes $144 million in restructuring charges related to our January 2023 headcount reduction.

Recurring operating expenses – consisting of technology & development, sales & marketing, and general & administrative – collectively declined 37% Q/Q and were lower than our outlook. The decline in recurring expenses reflects both lower headcount related and non-headcount related expenses.

Operating Expenses ($M, except full-time employees)

OPERATING EXPENSES	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Transaction expense	277.8	167.2	101.9	83.0	96.4
% of net revenue	24%	21%	18%	14%	13%
Sales and marketing	200.2	140.9	75.9	93.1	64.0
% of net revenue	17%	18%	13%	15%	9%
Technology and development	570.7	609.2	556.3	590.1	358.0
General and administrative	413.6	470.2	339.2	377.7	248.8
Restructuring	0.0	42.5	(1.2)	(0.5)	144.5
Other operating (income) expense, net	258.6	422.8	74.8	40.6	(15.2)
Total operating expenses	**1,720.9**	**1,852.7**	**1,146.8**	**1,184.0**	**896.4**
Non-cash crypto related impairment	209.8	377.0	0.0	5.7	12.1
Total operating expenses, absent impairment	**1,511.1**	**1,475.7**	**1,146.8**	**1,178.3**	**884.3**
Full-time employees (end of quarter)	4,948	4,977	4,706	4,510	3,535

Note: Figures presented may not sum precisely due to rounding

Q1 transaction expenses were $96 million, up 16% Q/Q. The primary driver of the increase was an increase in staking rewards paid to users.

Sales and marketing expenses were $64 million, down 31% Q/Q and within our outlook range. The primary driver of the decline was lower offline marketing, conference, and event related spending.

Technology and development expenses were $358 million, down 39% Q/Q. The decline was driven by both lower headcount and non-headcount related expenses.

coinbase First Quarter 2023 7

General and administrative expenses were $249 million, down 34% Q/Q. Absent the $50 million NYDFS settlement which was recorded in Q4, general and administrative expenses would have declined 24% Q/Q. The decline was driven by both lower headcount and non-headcount related expenses.

Restructuring expenses were $144 million in Q1, consisting of $54 million in cash paid and $84 million in stock-based compensation incurred in Q1. We anticipate the remaining approximately $6 million of cash payments to be made in Q2.

Other operating expenses were negative $15 million, down from $41 million in Q4. The primary driver of Q1 performance was higher realized gains on disposals of crypto assets held. Additionally, Q4 results included higher impairment on crypto assets.

Stock-based compensation was $199 million, down 54% Q/Q. The primary drivers of the decline were the roll-off of certain stock-based compensation awards that were recognized in Q4 2022 and fewer employees, following our January headcount reduction.

Share Count

Our Q1 fully diluted share count was 282.1 million and includes our 2023 annual equity awards for employees. This includes 234.5 million common shares and 47.6 million dilutive securities (including 3.9 million shares associated with our convertible notes which have a conversion price of $370.45).

Capital and Liquidity

We ended Q1 with $5.3 billion in total available $USD resources which we define as cash and cash equivalents, USDC, and custodial account overfunding. This represents a decline of 3% or $172 million compared to Q4.



Total $USD Resources ($M)
TOTAL $5,326M
CORPORATE CASH HELD AT THIRD PARTY VENUES
$200M
USDC
$303M
CORPORATE CASH
$1,613M
CUSTODIAL ACCOUNT OVERFUNDING
$5M
MONEY MARKET FUNDS
$3,205M

coinbase
First Quarter 2023
8

2022 Q4 to 2023 Q1 Change in $USD Resources ($M)



Custodial Account Overfunding
USDC
Cash and Equivalents (excl. Restricted Cash)
5,498M
212M
861M
4,425M
Dec 31 2022
(19M)
(32M)
(15M)
55M
(34M)
(49M)
(21M)
1M
(58M)
5,326M
303M
5,018M
5M
Mar 31 2023
$204M in 1x Cash Outflows
$31 million for One River acquisition
• $54 million in cash restructuring expenses
• $50 million for the NYDFS settlement
• $44 million increase in accounts receivable due to banking crisis in Q1 (collected in Q2)
• $25 million to terminate an office lease early
$112M
Cash deployed to fund Coinbase's financing products
Adj. Op. Cash Flow
M&A + Ventures
Capex + Internally Developed Software
Crypto Investments, Inventory, and Other[2]
Financing Products and Other
Net Equity Transactions[3]
Short-Term Borrowings
Financing Collateral (USD)
Financing Collateral (USDC)
OPERATING[1] (19M)
INVESTING (26M)
FINANCING[4] (69M)
OTHER[5] (58M)
TOTAL (172M)

The $172 million decline in $USD resources can be attributed to:

- **Operating activities:** Total Q1 net cash from operating activities was $463 million. Absent changes in USDC and deposits in transit, operating cash would have been negative $19 million, including several one-time, restructuring, and legal settlement cash outflows:
  - $54 million in cash restructuring expenses
  - $50 million for the NYDFS settlement
  - $44 million increase in accounts receivable due to banking crisis in Q1 (collected in Q2)
  - $25 million for the early termination of an office lease
- **Investing activities:** $26 million net use of cash, consisting of $34 million in outflows from financing products and collateral primarily for loan originations, $32 million used for M&A / ventures primarily driven by the acquisition of One River Digital Asset Management, $15 million used for internally developed software and capital expenditures, offset by net inflows of $55 million primarily from sales and disposals of crypto assets held.
- **Financing activities:** $69 million net use of cash, largely driven by net share settlement of employee equity awards and net repayments of short term borrowings related to our financing products.
- **Other activities:** $58 million decrease, primarily driven by net outflows of USDC relating to financing collateral.

We also consider our crypto assets held as investments as other unencumbered resources available to us. The fair market value of our crypto assets held as investments was $633 million as of March 31, 2023 and had an impaired cost basis of $306 million. When including our crypto investments, total available resources totaled $5,959 million.

Credit and Counterparty Risk

We maintained our longstanding commitment to operational and risk excellence throughout market turbulence in the traditional banking sector in Q1. We generally maintained business-as-usual operations throughout the banking crisis in Q1, with no corporate or customer funds lost or returned as a result of the loss of Silvergate Bank and Signature Bank as banking partners.

[1] Cash flows due to operating activities, excluding the net change in USDC and deposits in transit.

[2] Net crypto purchases and disposals for operating purposes, crypto investment portfolio disposals and realized loss (net of collateral) on crypto futures contracts, and other activities.

[3] Net cash paid for taxes related to net share settlement of equity awards, offset by cash received for the issuance of common stock upon exercises of stock options, net of repurchases and proceeds for the employee stock purchase plan.

[4] Excludes net change in customer custodial cash liabilities.

[5] Other also includes net outflows in USDC for working capital, changes in restricted cash, and FX on corporate cash. The net impact of these items was insignificant.

coinbase

First Quarter 2023

9

First Quarter 2023 10 We have onboarded new banking partners, rebuilt redundancy layers, and replaced the 24/7 instant settlement capabilities. Customer fiat funds continue to be fully insured by the FDIC or held in money market funds which are invested in US government securities.  At the end of Q1 we had $473 million in total credit and counterparty risk (excluding banks) in the form of loans to customers, collateral posted, and cash held at third party venues: 193.7M 79.0M 200.2M 472.9M= Loans to Customers1 Collateral Posted2 Cash held at 3rd Party Venues3 Total credit and counterparty risk excluding banks Credit and Counterparty Risk (as of 3/31/23) ($M) 1 We extend loans in fiat and crypto, collateralized by fiat and crypto. Our Retail Borrow program allows customers to borrow up to 40% of the value of the Bitcoin in their account, up to a total of $1 million. In our Institutional program, our standard practice is to require 100%+ in collateral, and we measure risk against a substantially higher stressed price move. 2 When we enter into hedging transactions or when we borrow - in connection with our financing products - we may be required to post collateral. 3 We hold cash at venues, which may include traditional financial institutions and payment providers or cryptocurrency companies. At quarter-end, 100% was with traditional financial institutions and service providers.

Chapter 2

We remain focused on delivering the most trusted crypto products and services to bring crypto utility to over 1 billion people; encouraged by progress in international markets.

As the most trusted brand in the space, we are focused on building infrastructure and trusted crypto products to help bring economic freedom and opportunity globally. Recent industry events have validated our long term commitment to being the most trusted platform. As outlined in Chapter 1, we are seeing customers respond with elevated institutional onboarding and asset inflows across custody, staking, and fiat. And our quarterly brand survey run in partnership with YouGov, which surveys over 2,000 US adults, found that in 2023 Coinbase brand favorability reached its highest point ever since we began tracking in 2021.

To deliver on our long term vision, our product strategy has three key pillars:


Our Products & Services
*Products & services not in bold represent strategic or venture bets that may not materially impact our financials.
OUR STRATEGY
Building trusted crypto products to help bring economic freedom & opportunity to over 1 billion people
1
Crypto as an asset class
Coinbase.com
Coinbase Custody
Coinbase Prime
Coinbase Spot Market
Coinbase Asset Management
Coinbase Derivatives Exchange
Coinbase International Exchange
Coinbase One
2
Crypto updating the financial system
Coinbase Earn
USDC
Coinbase Card
Coinbase Pay
Direct Deposit
International Transfers
Learning Rewards
3
Crypto powering the future of the internet
Base
Coinbase Cloud
Coinbase Commerce
Coinbase NFT
Coinbase Wallet
Decentralized Identity
Wallet as a Service
Web3 Dapps

In Q1 we continued to build through the noise and are proud of recent product progress and innovations. Key highlights include:

International Developments

We have accelerated our "Go Broad, Go Deep" international strategy. As an extension to our US-based business which remains home to our core business operations, in Q1 we established regulated, local operations in new high-bar regulatory jurisdictions while continuing our investments in existing at-scale markets. In March, we signed an enhanced Pre-Registration Undertaking in Canada, launched in Brazil with a localized app and payment partners, and launched free bank transfers and partnerships in Singapore.

With a regulatory license granted from the Bermuda Monetary Authority (BMA), on May 2nd we announced the launch of Coinbase International Exchange. This exchange will enable institutional users in eligible jurisdictions outside of the US to trade perpetual futures, beginning with BTC and ETH. Perpetual futures account for nearly 75% of global crypto trading volume, and we aim to bring high standards of customer protection, a robust risk management framework, and high performance trading technology to the space.

coinbase First Quarter 2023 11

First Quarter 2023 12 Foundational Infrastructure  Coinbase Asset Management  In February we launched Base testnet, an Ethereum Layer 2 (L2) blockchain network that offers developers a secure, low-cost and easy way to build onchain applications. Our goal for Base is to accelerate the creation of decentralized apps (dapps), that bring real utility to the cryptoeconomy, by making it easy to build with Coinbase’s products, users, and tools. In March, we launched Wallet as a Service (WaaS), which offers a set of wallet infrastructure APIs that allows any company to seamlessly onboard their users to web3. While early, we’re encouraged by how these tools are resonating with the community and brands alike.  In March, we announced our acquisition of One River Digital Asset Management, a premier institutional digital asset manager and SEC-registered investment adviser with strong crypto experience and a prudent approach to risk management. This marks the first step in our asset management strategy as we build out a new product offering for our institutional customers. While we expect contribution to AOP and revenue to be immaterial in the near term, we expect this acquisition to meaningfully reduce our time to market and enable us to swiftly innovate on asset management products and services, driving crypto adoption among institutional investors looking for secure, compliant alternative ways to gain exposure to crypto.

First Quarter 2023 13 Chapter 3  Working to assure America’s leadership in the updating of the global financial system We’re committed to providing Americans with a secure, regulated platform to access the growing global cryptoeconomy. But unfortunately, in the US we’re seeing a regulation by enforcement approach that is causing it to fall behind the rest of the world. This is in contrast to markets like the EU and others, which are moving forward with encouraging regulatory strategies for crypto. Similarly, while web3 development continues its upward trend, the US's share of global web3 development has dropped from 40% to 29% in the last 6 years, and continues to fall. These trends could result in pushing crypto’s potential 1 million jobs and innovation offshore, which hurts not only Coinbase and Americans, but also the US government who is missing out on valuable economic growth and taxable business activity. In light of this, we wanted to zoom out and spotlight why we believe crypto will play an increasingly important role in updating the financial system and why we are taking a leadership role to ensure the regulated, compliant expansion of the cryptoeconomy in the US. The existing financial system is 100+ years old, and while it serves the needs of many, we have the opportunity to leverage technology to update the system and increase economic freedom and opportunity for billions of people. A recent survey suggests that 67% of Americans want to see the financial system updated and they believe crypto can be a powerful part of the solution. Crypto is not just a passing trend but a significant innovation that has already created a $1 trillion+ global market. With hundreds of millions of crypto owners worldwide as of December 2022, including more than 1 in 5 (over 50 million) Americans owning crypto in April 2023 despite the turmoil of 2022, it is clear that this transformational technology has the potential to improve the financial system for consumers and businesses alike, thanks to its core utility: Crypto is borderless and accessible to everyone. Global products like Coinbase Wallet, which is available in over 100 countries, can offer a decentralized haven for people to safeguard savings and transact globally. In countries with unstable governments and currencies, this can be especially valuable, as evidenced by the fact that emerging markets already dominate crypto adoption compared to wealthier countries. Crypto can help update the financial system  Crypto offers cost-effective, instant settlement. Crypto can reduce settlement risk and eliminate an entire category of risk from the financial system. Crypto transfers can incur low or no fees, require no minimums or maximums, and have no banking hour restrictions. For example, Ukraine ranks 4th in the Chainalysis Global Crypto Adoption Index. When many Ukrainian citizens lost access to their credit cards and bank accounts last year, they turned to crypto to buy food, access money, and seek safety in neighboring nations. At the same time, 100,000+ people from around the world leveraged crypto to donate over $100 million directly to the Ukrainian government’s crypto wallet, instantly and cheaply. Fiat-backed stablecoins like USDC enable similarly efficient USD settlement. Adoption is already taking off: in 2022, on-chain stablecoin transfers surpassed all transactions of Mastercard, Amex, and Discover combined and in Q1 2023 alone there were over $2 trillion in stablecoin transactions.

First Quarter 2023 14 Our efforts to unlock regulatory clarity and ensure the US does not miss out on this fundamental innovation  On March 22, 2023 we received a Wells notice from the SEC. On April 19, 2023, we submitted our response. In our response, we explained in detail that we continue to operate a compliant business and we’re confident in the legality of our offerings. We have also urged the SEC to pursue a transparent and equitable rulemaking process. Coinbase does not list securities, but we would like to and there currently is no workable path toward registration. Despite our ongoing engagement with the SEC, they have not shared their specific concerns with Coinbase or provided any clarity or workable path forward for the industry. While we hope to avoid litigation, we are fully prepared to defend ourselves and advocate for the entire crypto industry if necessary.  Our preferred path would be for Congress to take action to provide clear rules of the road for the industry, including giving authority to the SEC, CFTC, and other regulators to regulate our industry as part of a cohesive regulatory framework. We are encouraged that members of Congress are looking at crypto in a thoughtful way. Substantive, bipartisan legislation is already taking shape and we believe we could see real action before the end of Q2. We’re committed to prudently working within the system to update the system and ensure the regulated, compliant growth of the cryptoeconomy in the US. We are not alone in this effort: Americans are fighting for crypto in the US. In March, we launched Crypto435, a grassroots effort to advocate for pro-crypto policy at the federal and state levels. Over 40,000 developers, builders, and individuals have signed up. In the less than two weeks since launch, there have been over 100,000 mints of our Stand with Crypto commemorative NFT, a symbol of unity for the crypto community that raises funds to support crypto advocacy. Beyond our community advocacy efforts, we are also digging in on our direct advocacy efforts in Washington DC. We need crypto specific rules and regulation, not more enforcement, to help this innovative technology flourish and for America to maintain its leadership position. Encouraged by regulatory progress abroad  On the international front, the need for a trusted, secure, and transparent leader in global crypto markets has never been stronger. Many of the world’s leading financial jurisdictions are moving forward with encouraging regulatory strategies that are purpose built for crypto. The EU adopted MiCA, the most comprehensive regulatory framework for crypto globally. This is an exemplary, landmark moment in that it provides a single rule book for crypto (removing the current patchwork of national regimes), and delivers legal and regulatory clarity and certainty for the region. Other markets following suit include Hong Kong, the UK, and Australia. Crypto435 - a grassroots effort to advocate for pro-crypto policy at the federal and state levels.

Chapter 4
Outlook

Q2'23 Outlook

Crypto market cap and crypto asset volatility have diverged in Q2 compared to Q1. Average crypto market cap in April was $1.3 trillion, up 17% compared to the Q1 average of $1.1 trillion. However, crypto asset volatility in April was 25% lower than the Q1 average. These market dynamics are reflected in our transaction business as we generated approximately $110 million of total transaction revenue in April. We would continue to caution investors about extrapolating these results, and last year's experience reminds us how quickly the market can evolve.

Looking forward, our outlook reflects what we believe are the most predictable elements of our business, specifically subscription and services revenue and expenses.

Coinbase Q2 2023 Outlook

METRIC	OUTLOOK
Subscription and Services Revenue	Around $300 million
Transaction Expenses	Low to Mid teens as a % of net revenue; depending on revenue mix
Technology and Development + General and Administrative Expenses	$600 million - $650 million *Including ~$190 million in stock-based compensation*
Sales and Marketing Expenses	$80 million - $90 million *Including ~$15 million in stock-based compensation*

We anticipate a sequential decline in subscription and services revenue, largely driven by the decline in USDC market cap. Average USDC market cap in April was $31.7 billion, 23% lower than the Q1 average of $41.3 billion.

We anticipate a sequential increase in General and Administrative expense driven by higher legal expenses and higher rent expense due to our lease termination. Additionally, we anticipate higher Sales and Marketing expenses in Q2 as a result of seasonal spending associated with our NBA partnership.

Looking Ahead

The crypto industry continues to be volatile, as evidenced most recently by the disruptions in the banking sector and ongoing regulatory uncertainty. While we can't predict the outcome of these events, we continue to focus on our cost reduction efforts and to operate towards our goal of improving Adjusted EBITDA in absolute dollar terms versus full-year 2022.

Webcast Information

We will host a question and answer session to discuss the results for the first quarter 2023 on May 4, 2023 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase's website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website.

coinbase First Quarter 2023 15

First Quarter 2023 16 Forward Looking Statements  Non-GAAP Financial Measure  This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the second quarter and the full-year ending December 31, 2023, anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our ability to fund our operations through periods of macroeconomic uncertainty and significant volatility in the cryptoeconomy; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political and economic conditions, including interest rate fluctuations, inflation and instability in the global banking system. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 21, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 4, 2023. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. In addition to our results determined in accordance with US generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Among other non-cash and non- recurring items, Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

First Quarter 2023 17 A reconciliation of Adjusted EBITDA to net loss can be found below in the table captioned “Reconciliation of Net Loss to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income or loss, adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, crypto asset impairment, net, impairment on investments, other impairment, restructuring, change in unrealized foreign exchange, fair value gain or loss on foreign exchange derivatives, fair value gain or loss on derivatives, non- recurring legal reserves and related costs, and other adjustments, net.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	March 31, 2023	December 31, 2022
Assets		
Current assets:		
Cash and cash equivalents	$ 5,018,409	$ 4,425,021
Restricted cash	26,712	25,873
Customer custodial funds	5,370,658	5,041,119
Customer crypto assets[1]	124,357,889	75,413,188
USDC	302,851	861,149
Accounts and loans receivable, net of allowance	480,404	404,376
Income tax receivable	67,947	60,441
Prepaid expenses and other current assets	219,075	217,048
Total current assets	135,843,945	86,448,215
Crypto assets held	514,502	424,393
Lease right-of-use assets	38,864	69,357
Property and equipment, net	172,843	171,853
Goodwill	1,139,670	1,073,906
Intangible assets, net	129,692	135,429
Other non-current assets	1,462,343	1,401,720
Total assets	$ 139,301,859	$ 89,724,873
Liabilities and Stockholders' Equity		
Current liabilities:		
Customer custodial cash liabilities	$ 5,365,658	$ 4,829,587
Customer crypto liabilities[2]	124,357,889	75,413,188
Accounts payable	23,694	56,043
Accrued expenses and other current liabilities	274,983	331,236
Crypto asset borrowings	167,823	151,505
Lease liabilities, current	12,776	33,734
Total current liabilities	130,202,823	80,815,293
Lease liabilities, non-current	11,289	42,044
Long-term debt	3,395,613	3,393,448
Other non-current liabilities	17,188	19,531
Total liabilities	133,626,913	84,270,316
Commitments and contingencies		
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at March 31, 2023 and December 31, 2022; 186,752 and 182,796 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at March 31, 2023 and December 31, 2022; 47,743 and 48,070 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	4,056,774	3,767,686
Accumulated other comprehensive loss	(28,409)	(38,606)
Retained earnings	1,646,579	1,725,475
Total stockholders' equity	5,674,946	5,454,557
Total liabilities and stockholders' equity	$ 139,301,859	$ 89,724,873

(1) Safeguarding assets
(2) Safeguarding liabilities

Three Months Ended March 31, 2023 2022 Revenue: Net revenue ..................................................................................................... $ 736,398 $ 1,164,891 Other revenue ................................................................................................. 36,131 1,545 Total revenue .............................................................................................. 772,529 1,166,436 Operating expenses: Transaction expense ...................................................................................... 96,369 277,826 Technology and development ....................................................................... 358,031 570,664 Sales and marketing ...................................................................................... 63,976 200,204 General and administrative ........................................................................... 248,761 413,578 Restructuring ................................................................................................... 144,489 — Other operating (income) expense, net ...................................................... (15,222) 258,627 Total operating expenses .......................................................................... 896,404 1,720,899 Operating loss ............................................................................................ (123,875) (554,463) Interest expense .................................................................................................. 21,536 22,138 Other expense, net .............................................................................................. 20,265 32,844 Loss before income taxes ........................................................................ (165,676) (609,445) Benefit from income taxes ................................................................................ (86,780) (179,786) Net loss ........................................................................................................ $ (78,896) $ (429,659) Net loss attributable to common stockholders: Basic ................................................................................................................... $ (78,896) $ (429,659) Diluted ................................................................................................................. $ (78,896) $ (429,659) Net loss per share attributable to common stockholders: Basic ................................................................................................................... $ (0.34) $ (1.98) Diluted ................................................................................................................. $ (0.34) $ (1.98) Weighted-average shares of common stock used to compute net loss per share attributable to common stockholders: Basic ................................................................................................................... 231,489 217,472 Diluted ................................................................................................................. 231,489 217,472 Stock-based Compensation Expense Three Months Ended March 31, 2023 2022 Technology and development $ 122,696 $ 256,524 Sales and marketing 14,209 14,956 General and administrative 61,955 80,661 Restructuring 84,042 — Total ............................................................................................................... $ 282,902 $ 352,141 Coinbase Global, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (unaudited)

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Cash flows from operating activities		
Net loss	$ (78,896)	$ (429,659)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		
Depreciation and amortization	41,208	31,580
Investment impairment expense	5,008	—
Other impairment expense	5,527	1,179
Stock-based compensation expense	198,860	352,141
Restructuring stock-based compensation expense	84,042	—
Provision for transaction losses and doubtful accounts	2,893	(4,134)
Loss on disposal of property and equipment	8,464	—
Deferred income taxes	(84,169)	(183,183)
Unrealized loss on foreign exchange	8,428	7,389
Non-cash lease expense	12,215	7,748
Gain on investments	(25)	(607)
Fair value (gain) loss on derivatives	(3,199)	3,452
Amortization of debt discount and issuance costs	2,165	2,097
Realized loss on crypto futures contract	43,339	—
Crypto asset impairment expense	28,935	227,950
Crypto assets received as revenue	(95,448)	(179,743)
Crypto asset payments for expenses	53,089	167,954
Realized gain on crypto assets	(84,685)	(21,241)
Changes in operating assets and liabilities:		
USDC	497,303	(97,965)
Accounts and loans receivable	(67,126)	8,360
Deposits in transit	(15,262)	36,785
Income taxes, net	(7,608)	3,862
Other current and non-current assets	(14,892)	(49,083)
Accounts payable	(32,904)	(28,398)
Lease liabilities	(27,847)	(2,816)
Other current and non-current liabilities	(16,337)	54,976
Net cash provided by (used in) operating activities	463,078	(91,356)
Cash flows from investing activities		
Purchase of property and equipment	(50)	(1,199)
Capitalized internal-use software development costs	(15,181)	(9,082)
Business combinations, net of cash acquired	(30,730)	(186,150)
Purchase of investments	(2,457)	(25,771)
Proceeds from settlement of investments	929	766
Loans originated	(65,611)	(100,625)
Proceeds from repayment of loans	31,779	100,764
Assets pledged as collateral	(603)	—
Assets pledged as collateral returned	41,630	—
Settlement of crypto futures contract	(43,339)	—
Purchase of crypto assets held	(53,223)	(871,152)
Disposal of crypto assets held	110,776	400,858
Net cash used in investing activities	(26,080)	(691,591)

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Cash flows from financing activities		
Issuance of common stock upon exercise of stock options, net of repurchases	8,873	16,891
Taxes paid related to net share settlement of equity awards	(62,497)	(141,832)
Proceeds received under the ESPP	4,562	8,975
Customer custodial cash liabilities	528,959	(738,758)
Assets received as collateral	3,117	—
Assets received as collateral returned	(2,403)	—
Proceeds from short-term borrowings	31,640	149,400
Repayments of short-term borrowings	(52,122)	(20,000)
Net cash provided by (used in) financing activities	460,129	(725,324)
Net increase (decrease) in cash, cash equivalents, and restricted cash	897,127	(1,508,271)
Effect of exchange rates on cash, cash equivalents, and restricted cash	11,377	(5,507)
Cash, cash equivalents, and restricted cash, beginning of period	9,429,646	17,680,662
Cash, cash equivalents, and restricted cash, end of period	$ 10,338,150	$ 16,166,884
Cash, cash equivalents, and restricted cash consisted of the following:		
Cash and cash equivalents	$ 5,018,409	$ 6,116,388
Restricted cash	26,712	27,111
Customer custodial cash	5,293,029	10,023,385
Total cash, cash equivalents, and restricted cash	$ 10,338,150	$ 16,166,884
Supplemental disclosure of cash flow information		
Cash paid during the period for interest	$ 74	$ 190
Cash paid during the period for income taxes	5,322	1,980
Operating cash outflows for amounts included in the measurement of operating lease liabilities	4,668	3,771
Supplemental schedule of non-cash investing and financing activities		
Unsettled purchases of property and equipment	$ —	$ 234
Right-of-use assets obtained in exchange for operating lease obligations	—	1,050
Non-cash consideration paid for business combinations	51,494	324,925
Purchase of crypto assets and investments with non-cash consideration	3,562	12,875
Disposal of crypto assets for non-cash consideration	5,440	—
Crypto assets borrowed	170,599	249,764
Crypto assets borrowed repaid with crypto assets	200,151	317,039
Realized gain on crypto assets held as investments	48,491	—
Non-cash assets pledged as collateral	30,774	—
Non-cash assets pledged as collateral returned	10,743	—
Non-cash assets received as collateral	19,116	—
Non-cash assets received as collateral returned	45,990	—

Reconciliation of Net Loss to Adjusted EBITDA (unaudited)

	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
Net loss	$ (429,659)	$ (1,093,654)	$ (544,635)	$ (557,001)	$ (78,896)
Adjusted to exclude the following:					
Benefit from income taxes	(179,786)	(146,915)	(99,055)	(13,877)	(86,780)
Depreciation and amortization	31,580	42,027	40,114	40,348	41,208
Interest expense	22,138	23,656	21,507	21,600	21,536
Crypto asset borrowing costs	1,436	1,566	945	2,728	1,520
Stock-based compensation	352,141	391,496	391,441	430,745	198,860
Crypto asset impairment, net(1)	209,818	377,005	—	5,672	12,085
Impairment on investments	—	69,289	1,577	30,579	5,008
Other impairment(2)	1,179	6,770	1,122	17,446	5,527
Restructuring	—	42,453	(1,232)	(518)	144,489
Change in unrealized foreign exchange	7,389	107,683	77,181	(163,736)	8,428
Fair value (gain) loss on foreign exchange derivatives	—	—	(22,935)	22,935	—
Fair value (gain) loss on derivatives	3,452	(2,500)	2,399	4,059	(3,199)
Non-recurring legal reserves and related costs	—	14,250	—	50,000	—
Other adjustments, net	—	15,797	15,679	(15,097)	13,866
Adjusted EBITDA	$ 19,688	$ (151,077)	$ (115,892)	$ (124,117)	$ 283,652

Note: Figures presented above may not sum precisely due to rounding

(1) Crypto asset impairment, net represents impairment on crypto assets still held.

(2) Other impairment represents impairment on intangible assets of $1.2 million, $3.2 million, $0.1 million, $0.2 million and $0.5 million for the three months ended March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023, respectively, and $3.6 million, $1.0 million, $17.2 million and $5.0 million of impairment on property and equipment for the three months ended June 30, 2022, September 30, 2022, December 31, 2022 and March 31, 2023.